EXHIBIT 10.12

ORLA MACALLISTER AND UNA GILMORE

ALAN BATES

RICK PEEL

EFG READS TRUSTEES LIMITED

JOHN MERCHANT

CORBETT KEELING LIMITED

GARY RIMMER

AND

ACTIVCARD CORP

AGREEMENT FOR THE SALE AND

PURCHASE OF SHARES IN ASPACE SOLUTIONS LIMITED

Agreed Form Documents

1.	Debenture

2.	Facility Agreement

3.	Investment Agreement

THIS AGREEMENT is made on 31st July 2003

BETWEEN:

(1)	The INDIVIDUALS whose names and addresses are set out in schedule 3 (the “Sellers”); and

(2)	ACTIVCARD CORP, a company incorporated in Delaware, USA, whose registered ffice is at 6623 Dumbarton Circle, Fremont, California, 94555, USA. (the “Buyer”).

THE PARTIES AGREE as follows:

1.	INTERPRETATION

1.1	In this Agreement:

“Accounts” means the Company’s statutory accounts for the financial period ending 31 March 2003;

“Act” means the Companies Act 1985;

“Business Day” means a day other than a Saturday or Sunday or public holiday in England and Wales;

“Buyer’s Advisors “ means Credo Corporate Finance Limited of 3rd Floor, 33 Margaret Street, London W1G OJD;

“Buyer’s Group” means the Buyer, and any holding company of the Buyer and any subsidiaries of the Buyer and any such holding company as such terms are defined in Section 736 of the Companies Act 1985 (as amended), in each case, from time to time;

“Company”, means Aspace Solutions Limited, a company incorporated in England and Wales, whose registered office is at Eagle House, 110 Jermyn Street, London SW1Y 6RH;

“Completion” means completion of the sale and purchase of the Shares in accordance with this Agreement;

“Completion Date” means the date of this Agreement;

“Condition” means a condition set out in clause 3.1 and “Conditions” means all those conditions;

“Confidential Information” means all information which is used in or otherwise relates to the Company’s business, customers or financial or other affairs, including, without limitation, information relating to:

(a)	the marketing of goods or services including, without limitation, customer names and lists and other details of customers, sales targets, sales statistics, market share statistics, prices, market research reports and surveys, and advertising or other promotional materials; or

(b)	future projects, business development or planning, commercial relationships and negotiations;

but does not include information which:

(a)	is made public by, or with the consent of, the Buyer;

(b)	is in the public domain at the time of receipt by the Sellers;

(c)	comes into the public domain otherwise then through an unauthorized disclosure by any of the Sellers; or

(d)	which was lawfully in the possession of any of the Sellers prior to its being supplied to any of the Sellers by and on behalf of the Company;

“Debenture” means the agreed form debenture of even date granted by the Company in favour of the Buyer;

“Debt” means the amount (including accrued interest) lent to the Company by all or some of the Sellers pursuant to loan stock certificates dated 26 June 2002.

“Documents” means the Facility Agreement, the Debenture, the Investment Agreement and any other agreement referred to in such documents to be signed or come into effect at Completion;

“Encumbrance” means a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third-party right or interest, other encumbrance or security interest of any kind, or another type of preferential arrangement (including, without limitation, a title transfer or retention arrangement) having similar effect;

“Facility Agreement” means the secured convertible loan agreement of even date between the Company and the Buyer;

“Intellectual Property” means:

(a)	software applications, information technology applications, source codes, patents, trade marks, service marks, registered designs, applications and rights to apply for any of those rights, trade, business and company names, internet domain names and e-mail addresses, unregistered trade marks and service marks, copyrights (including those relating to the object code and source code for software programs), database rights, knowhow, rights in designs and inventions and trade secrets;

(b)	rights under licences, consents, orders, statutes or otherwise in relation to a right in paragraph (a);

(c)	rights of the same or similar effect or nature as or to those in paragraphs (a) and (b) which now or in the future may subsist; and

(d)	the right to sue for past infringements of any of the foregoing rights;

“Intellectual Property Rights” means all Intellectual Property owned by the Company;

“Investment Agreement” means the investment agreement of even date between the Company, the Buyer and the Managers;

“Managers” means Steve Keohane, Julian Lovelock and Paul Ryder;

“Resolutions” means the resolutions in the agreed form;

“Service Agreements” means the contracts of employment in the Agreed Form to be entered into by each of the Managers;

“Shares” means fully-paid ordinary shares of the Sellers set out against their respective name in schedule 4 of 1p each of the Company comprising 38.165 per cent. of the allotted and issued share capital of the Company;

“Warranty” means a statement contained in schedule 2 and “Warranties” means all those statements;

“Warranty Claim” means a claim by the Buyer under or pursuant to the provisions of clause 5. 1.

1.2	In this Agreement, a reference to:

1.2.1	liability under, pursuant to or arising out of (or any analogous expression) any agreement, contract, deed or other instrument includes a reference to contingent liability under, pursuant to or arising out of (or any analogous expression) that agreement, contract, deed or other instrument;

1.2.2	a document in the “agreed form” is a reference to a document in a form approved and for the purposes of identification signed by or on behalf of each party;

1.2.3	a statutory provision includes a reference to the statutory provision as modified or re-enacted or both from time to time before the date of this Agreement and any subordinate legislation made under the statutory provision (as so modified or re-enacted) before the date of this Agreement;

1.2.4.	a person includes a reference to any individual, firm, company, corporation or other body corporate, government, state or agency of a state or any joint venture, association or partnership (whether or not having separate legal personality);

1.2.5	a person includes a reference to that person’s legal personal representatives and successors;

1.2.6	a clause, paragraph or schedule, unless the context otherwise requires, is a reference to a clause or paragraph of, or schedule to, this Agreement; and

1.2.7

  any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term and to any

English statute shall be construed so as to include equivalent or analogous laws of any other jurisdiction.

1.3	The headings in this Agreement do not affect its interpretation.

2.	SALE AND PURCHASE

2.1	Subject to Clauses 3, the Sellers agree to sell with full title guarantee and the Buyer agrees to buy the Shares and each right attaching to the Shares at or after the date of this Agreement, free of any Encumbrance.

2.2	The purchase price of the Shares is £954,125.

2.3	The Buyer shall not be responsible for the distribution of the purchase price for the Shares or the Debt amongst the Sellers.

2.4	Each Seller hereby waives any rights of pre-emption under the Articles of Association of the Company, statute or otherwise that it has or had in respect of any transfers or issue of shares on or before Completion.

3.	CONDITIONS

3.1	Completion is conditional on the following Conditions being satisfied or waived by the Buyer, on or before the Completion Date;

3.1.1	the Investment Agreement has been validly executed by the Company, the Managers and the Investor;

3.1.2	the Facility Agreement and the Debenture has been validly executed by the Company and the Investor and the facility under it becomes fully available to the Company (subject only to Completion);

3.1.3	the Service Agreements have been validly executed by the Company and Managers;

3.1.4	the Company’s shareholders passing the Resolutions without amendment;

3.1.5	the Company effects and there is in force and on risk key man life insurance with an insurance company of good repute on the lives of the Managers (who shall co-operate in all reasonable respects with the Company to obtain the same) in the sum of not less than £200,000;

3.1.6	the Managers deliver a signed amendment in the Agreed Form of the Company’s engagement letter with CSTIM CFAS Limited;

3.1.7	the Company repays the Debt to the relevant Sellers;

3.1.8	the financial assistance approval in the Agreed Form;

3.1.9	the letters of resignation in the Agreed Form from Alan Bates and Colin Fisher being signed and issued to the Company.

3.2	The Parties shall make all reasonable efforts to achieve satisfaction of each Condition set out in clause 3 as soon as possible before the Completion Date provided that if, notwithstanding such reasonable efforts, any of those Conditions have not been satisfied by that date then the Parties shall make all reasonable efforts to achieve satisfaction of those Conditions as soon as practicable thereafter and in any event not later than 30 July 2003;

3.3	If, at any time, the Sellers or the Buyer becomes aware of a fact or circumstance that might prevent a Condition being satisfied, it shall immediately inform the other party.

3.4	At any time on or before the Completion Date the Buyer may waive a Condition set out in clause 3 by notice to the Sellers on any terms it decides.

3.5	If a Condition set out in clause 3 has not been waived by the Buyer pursuant to clause 3.4 or has not been satisfied by 30 July 2003 this Agreement shall automatically terminate with immediate effect.

3.6	Each party’s further rights and obligations cease immediately on termination, but termination does not affect a party’s accrued rights and obligations at the date of termination.

4.	COMPLETION

4.1	Completion shall take place at the offices of Maclay Murray & Spens, London on the Completion Date.

4.2	At Completion the Parties shall do all those things respectively required of them in schedule 1 and the Buyer shall pay the price stated in clause 2.2 to the Sellers or as the Sellers direct in writing by transfer of funds for same day value to such account as shall have been notified to the Buyer by the Sellers at least one Business Days before the Completion Date.

4.3	The Buyer is not obliged to complete this Agreement unless:

4.3.1	the Sellers comply with all its obligations under clause 4 and schedule 1; and

4.3.2	the purchase of all the Shares is completed simultaneously.

4.4	If Completion does not take place on the Completion Date because a Seller fails to comply with any of its obligations under clause 4 and schedule 2, the Buyer may by notice to the Sellers:

4.4.1	proceed to Completion to the extent reasonably practicable (but if the Buyer exercises its right pursuant to clause 4.4.1, completion of the purchase of some of the Shares does not affect the Buyer’s rights in connection with the others);

4.4.2	postpone Completion to a date not more than 15 Business Days after the Completion Date and not later than 1 August 2003; or

4.4.3	terminate this Agreement.

4.5	If the Buyer postpones Completion to another date in accordance with clause 4.4.2, the provisions of this Agreement apply as if that other date is the Completion Date.

4.6	If the Buyer terminates this Agreement pursuant to clause 4.4.3, each party’s further rights and obligations cease immediately on termination, but termination does not affect a party’s accrued rights and obligations at the date of termination.

5.	WARRANTIES

5.1	Each of the Sellers severally warrant to the Buyer that each Warranty is true, accurate and not misleading at the date of Completion.

5.2	The Sellers acknowledges that the Buyer is entering into this Agreement in reliance on each Warranty.

5.3	The Sellers shall not invoke the Buyer’s knowledge (actual, constructive or imputed) of a fact or circumstance which might make a Warranty untrue, inaccurate or misleading as a defence to a claim for breach of clause 5. 1.

5.4	The Sellers undertakes not to make any claim against the Company or a director, officer or employee of the Company which it may have in respect of a misrepresentation, inaccuracy or omission in or from information or advice provided by the Company or a director, officer or employee of the Company for the purpose of assisting the Sellers to make a representation or give a Warranty.

5.5	Each Warranty is to be construed independently and (except where this Agreement provides otherwise) is not limited by a provision of this Agreement or another Warranty.

6.	THE BUYER’S REMEDIES

6.1	The Buyer acknowledges and agrees that it shall have no remedy in respect of any misrepresentation or untrue statement (other than fraudulent misrepresentation) made by or on behalf of any of the Sellers in Schedule 2 unless and to the extent that a claim lies for damages for breach of Warranty.

6.2	With effect from Completion, the Buyer hereby irrevocably and unconditionally waives any rights which it might otherwise have had to seek to rescind or terminate this agreement for, or arising out of, a claim for breach or non-fulfilment of any of the Warranties.

6.3	If there is a Warranty Claim, the Sellers shall pay in full and final satisfaction of such Warranty Claim on demand (at the Buyer’s option) to the Buyer an amount equal to either:

6.3.1	the reduction caused in the value of the Shares; or

6.3.2	if.

(a)	the value of an asset of the Company is or becomes less than the value would have been had the breach not occurred; or

(b)	the Company is subject to or incurs a liability or an increase in a liability which it would not have been subject to or would not have incurred had the breach not occurred,

38.165% of the reduction in the value of the asset or, as the case may be, the amount of the liability or increased liability,

and in each case all reasonable costs (including legal fees) in connection with the Warranty Claim together with any interest accruing in connection with such Warranty Claim.

6.4	The maximum total aggregate liability of the Sellers under the Warranties (including any claim for costs and/or interest in respect of any Warranty Claims) shall not exceed the aggregate amount of the purchase price of the Shares as stated in clause 2.2 of this Agreement and all reasonable costs (including legal fees) in connection with the Warranty Claim together with any interest accruing in connection with such Warranty Claim.

7.	USE OF INTELLECTUAL PROPERTY RIGHTS

The Sellers shall not, either alone or jointly with, through or as manager, adviser, consultant or agent for a person, directly or indirectly use or authorise, encourage or assist any person to use in connection with a business which competes, directly or indirectly, with a business of the Company as operated at the date of this Agreement, any of the Intellectual Property Rights (in particular, a name consisting of or including any of the words “Aspace”) or use in that connection anything which is intended, or is likely to be, confused with any of the Intellectual Property Rights.

8.	FURTHER UNDERTAKINGS BY THE SELLERS

8.1	Subject to clause 8.2 of this Agreement, each of the Sellers severally undertake to the Buyer, for itself and as agent and trustee for the Company that it will not do any of the following things:

8.1.1	for a period of 2 years starting on the date of this Agreement, either alone or jointly with, through or as adviser to, or agent of, or manager for, any person directly or indirectly carry on or be engaged, concerned or interested in or assist a business which competes, directly or indirectly, with the business of the Company as carried on at the date of this Agreement or at any time in the twelve months prior to that date in a territory in which that business is or was carried on at any such date;

8.1.2	for a period of 2 years starting on the date of this Agreement, do or say anything which is harmful to the Company’s goodwill (as subsisting at the date of this Agreement) or which may lead a person who has dealt with the Company at any time during the twelve months prior to the date of this Agreement to cease to deal with the Company on substantially equivalent terms to those previously offered or at all;

8.1.3	for a period of 2 years starting on the date of this Agreement on its own account or in conjunction with or on behalf of any other person in respect of the products or services of the Company either seek to obtain orders from, or do business with, or encourage directly or indirectly another person to obtain orders from or do business with, a person who has been a customer of that business at any time during the twelve months prior to the date of this Agreement for the products or services of that business in its territory of operation; or

8.1.4	for a period of 2 years starting on the date of this Agreement, engage, employ, solicit or contact with a view to his engagement or employment by another person, a director, officer, employee or manager of the Company or a person who was a director, officer, employee or manager of the Company at any time during the twelve months prior to the date of this Agreement, in either case where the person in question either has Confidential Information or would be in a position to exploit the Company’s trade connections.

8.2	Each undertaking in clause 8.1 constitutes an entirely independent undertaking and if one or more of the undertakings is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade the remaining undertaking shall continue to bind the Sellers. Notwithstanding the provisions of Clause 8.1, the Sellers shall be entitled to purchase, hold or be beneficially interested in any class of securities (or to hold loan stock of equivalent value) in any publicly listed company up to 5% of that company’s issued share capital from time to time.

8.3	On receiving the Buyer’s reasonable request the Sellers shall (at its cost):

8.3.1	do and execute, or arrange to be done and executed, each act, document and thing necessary to implement this Agreement; and

8.3.2	give to the Buyer all information it possesses or to which it has access relating to the Company’s business and allow the Buyer to copy any document containing that information.

9.	CONFIDENTIAL INFORMATION

9.1	The Sellers undertakes to the Buyer, for itself and as agent and trustee for the Company, that before and after Completion the Sellers shall:

9.1.1	not use or disclose to any person Confidential Information it has or acquires; and

9.1.2	make every effort to prevent the use or disclosure of Confidential Information.

9.2	Clause 9.1 does not apply to disclosure of Confidential Information:

9.2.1	to a director, officer or employee of the Buyer or of the Company whose function requires him to have the Confidential Information;

9.2.2	required to be disclosed by law, by a rule of a stock exchange on which the Sellers’ shares are listed or traded or by a governmental authority or other authority with relevant powers to which the Sellers is subject or submits, whether or not the requirement has the force of law provided that the disclosure shall so far as is practicable be made after consultation with the Buyer and after taking into account the Buyer’s reasonable requirements as to its timing, content and manner of making or despatch; or

9.2.3	to an adviser for the purpose of advising the Sellers in connection with the transactions contemplated by this Agreement provided that such disclosure is essential for these purposes and is on the basis that clause 9.1 applies to the disclosure by the adviser.

10.	ANNOUNCEMENTS

10.1	Subject to clause 10.2, neither party may, before or after Completion, make or send a public announcement, communication or circular concerning the transactions referred to in this Agreement unless it has first obtained the other party’s written consent, which may not be unreasonably withheld or delayed.

10.2	Clause 10. 1 does not apply to a public announcement, communication or circular:

10.2.1	made or sent by the Buyer after Completion to a customer, client or supplier of the Company informing it of the Buyer’s purchase of the Shares; or

10.2.2	required by law, by a rule of a stock exchange on which either party’s shares are listed or traded or by a governmental authority or other authority with relevant powers to which either party is subject or submits, whether or not the requirement has the force of law, provided that the public announcement, communication or circular shall so far as is practicable be made after consultation with the other party and after taking into account the reasonable requirements of the other party as to its timing, content and manner of making or despatch.

11.	COSTS

Except where this Agreement provides otherwise, each party shall pay its own costs relating to the negotiation, preparation, execution and performance by it of this Agreement and of each document referred to in it.

12.	GENERAL

12.1	A variation of this Agreement is valid only if it is in writing and signed by or on behalf of each party.

12.2	The failure to exercise or delay in exercising a right or remedy provided by this Agreement or by law does not constitute a waiver of the right or remedy or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Agreement or by law prevents further exercise of the right or remedy or the exercise of another right or remedy.

12.3	The Buyer’s rights and remedies contained in this Agreement are cumulative and not exclusive of rights or remedies provided by law.

12.4	Except to the extent that they have been performed and except where this Agreement provides otherwise, the obligations contained in this Agreement remain in force after Completion.

13.	ENTIRE AGREEMENT

13.1	This Agreement and each document referred to in it constitutes the entire agreement and supersedes any previous agreements between the parties relating to the subject matter of this Agreement and each of the parties hereto hereby confirms that it has not entered into this Agreement in reliance upon any representation, warranty or undertaking which is not set out or referred to in this Agreement. For the avoidance of doubt this Clause shall not prejudice any claim that the Buyer may have against any person under any of the Documents.

13.2	Nothing in this clause 13 shall have the effect of limiting or restricting any liability of the Sellers arising as a result of any fraud, wilful misconduct or wilful concealment.

14.	ASSIGNMENT

Neither party may assign or transfer any of its rights under this Agreement in whole or in part without the consent of the other save that the Buyer may assign this Agreement to another member of the Buyer’s Group without restriction provided always that prior to leaving the Buyer’s Group such assignees shall reassign to another member of the Buyer’s Group.

15.	NOTICES

15.1	A notice or other communication under or in connection with this Agreement (a “Notice”) shall be:

15.1.1	in writing;

15.1.2	in the English language; and

15.1.3	delivered personally or sent by first class post (and air mail if overseas) or by fax to the party due to receive the Notice to the address set out in clause 15.3 or to another address, person, or fax number notified by that party in accordance with this clause 15. 1.

15.2	Unless there is evidence that it was received earlier, a Notice is deemed given if:

15.2.1	delivered personally, when left at the address referred to in clause 15.1.3;

15.2.2	sent by mail, except air mail, two Business Days after posting it;

15.2.3	sent by air mail, six Business Days after posting it; and

15.2.4	sent by fax, when confirmation of its transmission has been recorded by the sender’s fax machine.

15.3.	The address referred to in clause 15.1.3 is:

Name of party	Address	Facsimile No.	Marked for the attention of
Orla Macallister and Una Gilmore	59 Beresford Hill, Dromore, Belfast BT25 1HQ	0289 08 21 603	Una Gilmore

Alan Bates	Barnfield, Fair Mile, Henley-on-Thames, Oxfordshire RG9 2JY	01491575366	—

Rick Peel	327 Cromwell Tower, Barbican, London EC2 8DD	020 7920 0498	Nicola Hatton-Edge

EFG Reads Trustees Limited	PO Box 1, Seaton Place, St Helier, Jersey	01534 605600	—

(Account 4634)

John Merchant	The Gables, Peartwater Road, Spaxton, Bridgwater, Somerset	01278 671325	—

Corbett Keeling Limited	13 St. Swithin’s Lane, London EC4N 8AL	020 7626 7005	Jim Keeling

Gary Rimmer	5 Dalrymple Close, Chelmsford CM1 7RF	020 7930 8437	—

ActivCard Corp	6623 Dumbarton Circle, Fremont, California 94555, USA	+1 (0) 510 574 0128	Blair Geddes

16.	BASIS OF SEVERAL LIABILITY

Unless expressly otherwise provided all agreements, undertakings, covenants, obligations, representations and warranties made, given or entered into in this Agreement by the Sellers are made, given or entered into by each of the said persons severally in relation only to himself and the liability of each such person in respect of breach of any agreement, undertaking, covenant, obligation, representation or warranty shall extend only to any loss or damage arising from his own breach, provided that, where more than one such person is in breach and liable in respect of the same loss or damage, liability for the total sum recoverable shall be attributed to such persons in proportion to the number of Shares set opposite their name in Schedule 3 and each such person shall be liable only for his share of the total.

17.	GOVERNING LAW AND JURISDICTION

17.1	This Agreement is governed by English law.

17.2	The courts of England have exclusive jurisdiction to settle any dispute arising from or connected with this Agreement (a “Dispute”).

17.3	The parties agree that the courts of England are the most appropriate and convenient courts to settle any Dispute and, accordingly, that they will not argue to the contrary.

17.4	The parties agree that the documents which start any Proceedings and any other documents required to be served in relation to those Proceedings may be served on the Sellers in accordance with clause 17. These documents may, however, be served in any other manner allowed by law.

18.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which is an original and all of which together evidence the same agreement.

SCHEDULE 1

COMPLETION REQUIREMENTS

At Completion the Sellers shall deliver to the Buyer:

(a)	duly executed transfer(s) in respect of the Shares to the Buyer or its nominee(s);

(b)	a copy of the minutes of a duly held meeting of the directors of Corbett Keeling Limited (or a duly constituted committee thereof) authorising the execution by Corbett Keeling Limited of the document and, where such execution is authorised by a committee of the board of directors of Corbett Keeling Limited, a copy of the minutes of a duly held meeting of the directors constituting such committee or the relevant extract thereof,

(c)	any waiver, consent, release or other document necessary to give the Buyer or its nominee(s) full legal and beneficial ownership of the Shares;

(d)	letters in the agreed form acknowledging that the Debt (together will all accrued interest) has been fully repaid and that they have no claims against the Company whatsoever;

(e)	powers of attorney in favour of the Buyer enabling the Buyer to vote in relation to their Shares; and

(f)	evidence that the existing debenture will be released on receipt of sums to repay outstanding advances.

SCHEDULE 2

WARRANTIES

1.	CAPACITY AND AUTHORITY

1.1	Right, power, authority and action

Each of the Sellers have the right, power and authority, and has taken all action necessary, to execute, deliver and exercise its rights, and perform its obligations, under this Agreement and each document to be executed at or before Completion.

1.2	Binding agreements

The Sellers’ obligations under this Agreement and each document to be executed at or before Completion by the Sellers as listed in Schedule 1 are, or when the relevant document is executed will be, enforceable in accordance with their terms.

2.	SHARES AND SUBSIDIARY UNDERTAKINGS

2.1	Each of the Sellers is the sole legal and beneficial owner of the Shares (except EFG Reads Trustees Limited which is the sole legal owner of the Shares and Orla Macallister and Una Gilmore who hold the relevant shares as Administrators of the Estate of Paul Gilmore) which are specified adjacent to each Sellers name in schedule 3.

2.2	The Shares comprise 38.165 per cent. of the Company’s allotted and issued share capital, have been properly allotted and issued and are fully paid or credited as fully paid.

2.3	There is no Encumbrance, and there is no agreement, arrangement or obligation to create or give an Encumbrance, in relation to any of the Shares. No person has claimed to be entitled to an Encumbrance in relation to any of the Shares.

SCHEDULE 3

THE SELLERS

NAME OF SELLER	NO. OF SHARES

ORLA MACALLISTER AND UNA GILMORE	15,165 Ordinary Shares of lp each

ALAN BATES	5,000 Ordinary Shares of lp each

RICK PEEL	1,250 Ordinary Shares of lp each

EFG READS TRUSTEES LIMITED	8,750 Ordinary Shares of lp each

JOHN MERCHANT	5,000 Ordinary Shares of lp each

CORBETT KEELING LIMITED	1,800 A Ordinary Shares of Ip each

GARY RIMMER	1,200 A Ordinary Shares of lp each

EXECUTED by the parties:

Signed by ORLA MACALLISTER		)	Orla Macallister and
and UNA GILMORE as		)	Uma Gilmore as their
as administrators		)	attorney
of Paul Gilmore		)	Stephen John Keohane
deceased		)

Signed by	)		Alan Bates by his
ALAN BATES	)		attorney Stephen John Keohane

Signed by	)		Rick Peel by his attorney
RICK PEEL	)		Stephen John Keohane

Signed by	)		EFG Reads Trustees Limited
for and on behalf of	)		by their attorney
EFG READS	)		Stephen John Keohane
TRUSTEES LIMITED	)

Signed by	)		John Merchant by his
JOHN MERCHANT	)		attorney Stephen John Keohane

Signed by	)		Corbett Keeling Limited
a duly authorized	)		by their attorney
representative of/for	)		Stephen John Keohane
and on behalf of
CORBETT KEELING	)
LIMITED	)

Signed by	)		Gary Rimmer by his
GARY RIMMER	)		attorney Stephen John Keohane

Signed by	)
a duly authorized	)
representative of/for	)
and on behalf of))
ACTIVCARD	)
CORP)

EXECUTED by the parties:

Signed by ORLA MACALLISTER		)
and UNA GILMORE as		)
as administrators		)
of Paul Gilmore		)
deceased		)

Signed by	)
ALAN BATES	)

Signed by	)
RICK PEEL	)

Signed by	)
for and on behalf of	)
EFG READS	)
TRUSTEES LIMITED	)

Signed by	)
JOHN MERCHANT	)

Signed by	)
a duly authorized	)
representative of/for	)
and on behalf of
CORBETT KEELING	)
LIMITED	)

Signed by	)
GARY RIMMER	)

Signed by	)		/s/ Steven Humphreys
a duly authorized	)
representative of/for	)
and on behalf of))
ACTIVCARD	)
CORP)